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                                                                    EXHIBIT 5.1



                                  (CH&G LOGO)
                          CALFEE, HALTER & GRISWOLD LLP
                                ATTORNEYS AT LAW

                                    Cleveland


                                November 16, 2004

RPM International Inc.
2628 Pearl Road
P.O. Box 777
Medina, Ohio  44258

         We have acted as counsel for RPM International Inc., a Delaware corporation (the "Company"), in the preparation of the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Company's offer to exchange all of the outstanding RPM International Inc. 4.45% Senior Notes due 2009 (the "Initial Notes") for new 4.45% Senior Notes due 2009 (the "Exchange Notes"). The Initial Notes were issued under that certain Indenture, dated as of September 30, 2004 (the "Indenture"), between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"). The Company issued the Initial Notes pursuant to that certain Purchase Agreement, dated as of September 27, 2004 (the "Purchase Agreement"), among the Company, Goldman, Sachs & Co. and each of the Initial Purchasers named in Schedule A to the Purchase Agreement. The Company is required to file the Registration Statement pursuant to that certain Registration Rights Agreement, dated September 30, 2004 (the "Registration Rights Agreement"), among the Company and Goldman, Sachs & Co.

         For purposes of this opinion, we have reviewed such documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion. In such review, we have assumed the due authorization, execution and delivery of each document by, and the validity, binding nature and enforceability of each document against, each of the parties thereto (other than the Company), the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as copies (whether or not certified and including facsimiles) and the authenticity of such latter documents and of all documents submitted to us as originals. We have also assumed that (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified to engage in the activities contemplated by the Indenture, (c) is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations, and (d) has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (iii) the Indenture shall have become duly qualified under the Trust Indenture Act of 1939, as amended.


 1400 McDonald Investment Center 800 Superior Avenue Cleveland, Ohio 44114-2688
                         216/622-8200 Fax 216-241/0816

     1100 Fifth Third Center 21 East State Street Columbus, Ohio 43215-4243
                         614/621-1500 Fax 614/621-0010

                                 www.calfee.com

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                          CALFEE, HALTER & GRISWOLD LLP


RPM International Inc.
November 16, 2004
Page 2



         Based upon the foregoing, and subject to the further limitations and qualifications set forth herein, we are of the opinion that:

         The Exchange Notes have been duly authorized by the Company and, when duly executed, authenticated and delivered upon exchange for the Initial Notes in accordance with their terms and the terms of the Indenture, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         We are attorneys licensed to practice law in the State of Ohio. The opinions expressed herein are limited solely to the Federal Law of the United States of America, the laws of the State of Ohio and the General Corporation Law of the State of Delaware. We express no opinion as to the effect or applicability of the laws of any other jurisdiction except to the extent hereinafter set forth. Further, we note that each of the Indenture, the Purchase Agreement and the Registration Rights Agreement provides that it shall be governed by the laws of the State of New York. To the extent that the laws of the State of New York govern the matters as to which the opinions expressed herein are rendered, you may rely upon our opinions as opinions with respect to the laws of the State of New York to the extent that such laws are construed and applied with the same effect as the substantive laws of the State of Ohio. We express no opinion as to whether the laws of the State of New York are the same as the laws of the State of Ohio.

         We consent to the filing of this opinion with the Registration Statement and to the use of our name therein under the caption "Legal Matters." Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Act.


                                             Very truly yours,


                                             /s/ Calfee, Halter & Griswold LLP

                                             CALFEE, HALTER & GRISWOLD LLP